EXHIBIT 10.15
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                              CONSULTING AGREEMENT
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This Consulting agreement (hereinafter "the Agreement") is entered into between the parties, Empire Minerals Corp, a Delaware Corporation, located at 410 Park Avenue, 15th Fl. New York, NY 10022 USA (hereinafter "Empire"), and Silver Global, SA., a Panamanian Corporation located at Calle Aquilino de la Guardia Street, Number 8th, fifth floor, Republic of Panama (hereinafter "Silver Global"), (Empire and Silver Global hereinafter collectively "The Parties") in respect to introductions made by Silver Global to Empire, directly or through one or more intermediaries for the purpose of Empire entering into Transactions (as defined below). This Agreement shall govern for all introductions Silver Global makes to Empire, with regards to any MINERAL CONCESSION('S) in the Republic of Panama.

Mineral Concession: The term "MINERAL CONCESSION('S)" shall mean any mineral concession(s), be it exploration and/or mining and/or extraction of any mineral, metal or resource legally granted by the Government of Panama and published in the Panamanian Official Gazette.

Transactions: The term "Transaction(s)" shall mean any; acquisition, earn-in, investment (including but not limited to: cash, equity or debt), loan, venture, partnership, merger, financing, recapitalization, spinoff, arrangement, combination, or other form pursuant to which a MINERAL CONCESSION('S) is financed, is acquired, or any other business combination or transaction between Empire and a party where the introduction is made by Silver Global to Empire or any of its subsidiaries or affiliates.

Consultancy Services: Empire agrees to render consultancy services in an on going basis in favor of Empire which shall consist of introductions, intermediations, advice, assistance in the structuring and further negotiations, searches, conduction of due diligence, recommendations, assistance in drafting deal memorandums, letters of intentions, coordination with local attorneys and accountants and other necessary service providers, financial, managerial advice, review of financial proposals, recruitment of geologists and of any other necessary technical personnel; all of the aforementioned services related to potential Mineral Concessions or- any Transaction involving a Mineral Concession as described above, as follows:

Consultancy Fees: Empire shall pay to Silver Global the Consultancy Services described above as follows:

     a. The amount of US$ 75,000 to cover Consultancy Services which sum will be delivered in Escrow by a Panamanian Escrow Agent, and which will be payable to Silver Global upon signature of the first Transaction by Empire, which is fully described hereunder.

     b. The amount of US$ 150,000 to cover every year and thereafter which shall be invoiced to Empire on each anniversary of the present agreement shall Empire at its discretion extend the agreement beyond its current one year term.

The Consultancy fee shall be paid by check or wire transfer to the account indicated in due course by Silver Global.

Transaction Fees: Apart from the Consultancy Fees, on any Transaction Empire enters into with any party where the introduction is made by Silver Global to Empire, Empire shall pay Silver Global an additional fee consisting of Transaction Fee equivalent to a percentage of the concession and/or the company acquired holding in the concession and/or shares of common stock of Empire as



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agreed by the parties in each particular case. However no additional cash payments will be made by Empire to Silver Global on any Transaction Empire enters into with any party where the introduction is made by Silver Global to Empire

Cerro Chorcha Copper Property: In the particular case related to the introduction made by Silver Global to Empire and further intermediation and negotiations by Silver Global which resulted in the delivery and acceptance of a Letter of Intent dated February 12, 2007 sent by Empire to Bellhaven Copper & Gold, Inc. ("hereinafter Bellhaven") and Cuprum Resources Corp. (hereinafter "Cuprum") setting forth the desire of Empire to purchase up to 75% of the share capital of Cuprum which would represent a 75% interest in the Cerro Chorcha metallic mineral exploration concession according to application N(degree) 2004-5, Contract N(degree)06 executed between Cuprum and the Department of Mineral Resources of the Ministry of Commerce of Panama, as published in the Official 'Gazette N 25,517 of Panama on April 4th, 2006, (hereinafter "Cerro Chorcha Copper Property"), according to the terms and conditions established in such letter, Empire hereby agrees to pay Silver Global a transaction fee upon Empire, Bellhaven and Cuprum sign a definitive Exploration and Development Agreement (hereinafter "the Agreement") with regards to the option to acquire the aforementioned Cuprum shares and thus interest in the Cerro Chorcha Copper Property, as follows:

a) Upon the signing of the Agreement, Empire will issue and deliver one million (1,000,000) shares of common stock of Empire in favor of Silver Global.

In preparation for the execution and performance of the Exploration and Development Agreement and this Agreement, Empire shall cause the Shares to be issued solely in the name of Silver Global and to enter Silver Global into the Empire share register and stock transfer records. The Empire Shares shall be issued in a private placement transaction between Empire and Silver Global, all pursuant to and in full compliance with any and all applicable state and federal securities laws, rules and regulations, specifically including, but not limited to, an exemption from registration available under Section 4(2) and/or Regulation D or Regulation S promulgated under the Securities Act of 1933, as amended (the "1933 Act"). The Empire Shares shall be issued in the name of Silver Global as fully paid and non-assessable restricted common shares, and shall bear a restrictive legend on the face of the certificate representing such shares, in substantially the following form:


THE SECURITIES REPRESENTED BY THIS INSTRUMENT OR DOCUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT UPON DELIVERY TO THE ISSUER OF AN OPINION OF
COUNSEL THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION
TO THE ISSUER OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

Silver Global shall execute any and all documents necessary to comply with any and all securities laws, including the 1933 Act, applicable to the issuance of the Empire Shares to Silver Global.

b) Upon fulfillment by Empire of the of terms of the Agreement, Empire will transfer in favor of Silver Global an amount of shares equal to seven and a


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     half percent (7.5%) of the share capital of Cuprum (interest in the Cerro
     Chorcha Copper Property). Upon the obtainment of a Bankable Feasibility Study completed by Empire, thereby earning an additional percentage of Cuprum's shares, additional Shares of Cuprum (additional interest in the Cerro Chorcha Copper Property) equal to five percent (5%) of the share capital of Cuprum will be transferred in favor of Silver Global. In the event that Empire makes less than the full payments due according to the Agreement, but at least 50% of the agreed payments, the amount of shares due to be transferred to Silver Global in connection to this consultancy agreement will be proportionally reduced.

c) Third Party Investment: In the event that a third party mining company (a "TPMC") which shall agree to pay any amount in excess of the portion of the Cumulative Amount which has not then been paid by Empire and thereby earn any interest in Cuprum (interest in the Cerro Chorcha Property), any interest in the Concession or Cuprum's shares earned by the TPMC pursuant to its agreement with Empire and/or Cuprum and/or Bellhaven shall proportionately reduce the interest held by Silver Global.

Empire agrees not to conduct, or enter into any discussions, negotiations or agreement an party introduced to Empire by Silver Global without Silver's Global knowledge and authorization. Any Transaction with a MINERAL CONCESSION('S) will be subject to the condition that Silver Global's fees be fully paid as described above. Empire also agrees to disclose to Silver Global copies of all agreements and contracts pertaining to fees discussed in this Agreement promptly upon receipt.

On any Transaction Empire enters into with regards to any party introduced by Silver Global to Empire, within two (2) years from the date of such introduction, Silver Global shall be entitled to the full fee stated herein with regards to any MINERAL CONCESSION('S) regardless of Silver Global's involvement at the time of such Transaction.

Silver Global's services will be limited to introducing Empire Gold to parties with MINERAL CONCESSION('S), possibly interested in entering into a Transaction with Empire. Silver Global has not, and will not be involved in the structuring of the Transaction or in the related discussions and/or negotiations between Empire and the introduced party with MINERAL CONCESSION('S). Additionally Silver Global will not be involved in conducting due diligence, or in making any buy-or-sell recommendations related to the Transaction, and will have no involvement in drafting a deal memorandum. The above referenced fees are for consulting, and introductory purposes only.

Silver Global agrees that except for Silver Global's officers, directors, counsel, accountants and other professionals with a need to know, Silver Global will not discuss with any party any part of this Agreement, including but not limited to the name and/or contact information of any party introduced to Empire by Silver Global, the status of any discussions or negotiations entered into with any party introduced by Silver Global, or the amounts of any fees to be paid under this Agreement, without the express written permission of Silver Global.

Silver Global and Empire agree to indemnify and hold harmless each other from any claims, costs, damages, or expenses resulting from any damage, or loss that may arise from their introductions and or dealings.

This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.



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Any provision in this Agreement held to be invalid or unenforceable, shall be reformed to the extent strictly necessary to render it enforceable, without impairing or affecting the validity and enforceability of the remainder of this Agreement.

Applicable Law and Arbitration: The Parties are entitled to seek any and all legal remedies if circumvention of this Agreement occurs, including, but not limited to, any and all court or arbitration costs and any other costs or charges reasonably necessary to resolve the controversy. This Agreement shall be governed by the laws of the State of New York, without regard to its provisions regarding conflicts of law. The parties expressly agree to jurisdiction of the American Arbitration Association in New York County in the State of New York.

This Agreement shall be binding between The Parties and supersedes any existing Agreements concerning them with respect to the subject matter, and may be modified only by written Agreement duly executed by both The Parties.

Termination: This Agreement shall terminate upon its first anniversary, except where explicitly stated otherwise by mutual consent of the parties.




Empire Minerals Corp.                       Silver Global, SA




By: /s/ Pincha Althaus                      By: /s/ Virginia J. De Crespo
   -------------------------------------       ---------------------------------
Name: Pinchas Althaus                          Name: Virginia J. De Crespo
Title: Chief Executive Officer                 Title: Director
Date: March 1, 2007                            Date:  March 1, 2007